Exhibit 2.1

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

by and among

OSR HOLDINGS CO., LTD.,

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

and

THE COMPANY STOCKHOLDERS (AS DEFINED HEREIN)

i

3.24	Anti-Corruption Laws	46
3.25	Interested Party Transactions	47
3.26	Exchange Act	47
3.27	Brokers	48
3.28	Exclusivity of Representations and Warranties	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDERS		48

4.01	Ownership of Company Common Stock	48
4.02	Organization and Authority	48
4.03	No Conflict; Required Filings and Consents	49
4.04	Litigation	49
4.05	Broker	49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BLAC		49

5.01	Corporate Organization	49
5.02	Certificate of Incorporation and Bylaws	50
5.03	Capitalization	50
5.04	Consents	51
5.05	No Conflict; Required Filings and Consents	51
5.06	Compliance	52
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	52
5.08	Absence of Certain Changes or Events; Transactions with Affiliates	54
5.09	Absence of Litigation	54
5.10	BLAC M&A Committee and BLAC Board Approval; Vote Required	54
5.11	Brokers	55
5.12	BLAC Trust Fund	55
5.13	Employees	56
5.14	Taxes	56
5.15	Listing	58
5.16	BLAC’s Investigation and Reliance	58
5.17	Exclusivity of Representations and Warranties	58

ARTICLE VI CONDUCT OF THE BUSINESS PENDING THE BUSINESS COMBINATION		59

6.01	Conduct of Business by the Company Pending the Business Combination	59
6.02	Conduct of Business by BLAC Pending the Business Combination	61
6.03	Claims against Trust Account	63

ARTICLE VII ADDITIONAL AGREEMENTS		63

7.01	Proxy Statement	63
7.02	BLAC Stockholders’ Meetings	65
7.03	Minimum Participation by Company Stockholders	65

ii

7.04	Access to Information; Confidentiality	65
7.05	Exclusivity	66
7.06	Employee Benefit Matters	67
7.07	Notification of Certain Matters	67
7.08	Further Action; Reasonable Best Efforts	68
7.09	Public Announcements	68
7.10	Tax Matters	69
7.11	Stock Exchange Listing	69
7.12	Antitrust	69
7.13	Trust Account	70
7.14	Section 16 Matters	70

ARTICLE VIII CONDITIONS TO THE BUSINESS COMBINATION		70

8.01	Conditions to the Obligations of Each Party	70
8.02	Conditions to the Obligations of BLAC	71
8.03	Conditions to the Obligations of the Company	73

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		74

9.01	Termination	74
9.02	Effect of Termination	75
9.03	Expenses	75
9.04	Amendment	75
9.05	Waiver	75

ARTICLE X GENERAL PROVISIONS		76

10.01	Notices	76
10.02	Non-survival of Representations, Warranties and Covenants	77
10.03	Severability	77
10.04	Entire Agreement; Assignment	77
10.05	Parties in Interest	77
10.06	Governing Law	77
10.07	WAIVER OF JURY TRIAL	78
10.08	Headings	78
10.09	Counterparts	78
10.10	Specific Performance	78

EXHIBITS

Exhibit A – Form of Participating Stockholder Joinder

Exhibit B – Form of Non-Participating Stockholder Joinder

Company Disclosure Schedule

iii

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”) amends and restates the Business Combination Agreement (the “Original Agreement”), dated as of November 16, 2023 (the “Execution Date”), by and among Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”), OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Company”), each holder of Company Common Stock that executes a Participating Stockholder Joinder to this Agreement on or prior to the Closing (each such Person, a “Participating Company Stockholder”), and each holder of Company Common Stock that executes a Non-Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Non-Participating Company Stockholder”, and together with BLAC, the Company and the Participating Company Stockholders, the “Parties” and each a “Party”). The Participating Company Stockholders and the Non-Participating Stockholders are collectively referred to herein as the “Company Stockholders”, and each a “Company Stockholder”.

WHEREAS, BLAC is a Delaware blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties desire to enter into a business combination transaction (the “Business Combination”) whereby BLAC issues shares of BLAC Common Stock (as defined herein) to the Participating Company Stockholders and in consideration, the Participating Company Stockholders transfer each of their respective shares of Company Common Stock (as defined herein) to BLAC;

WHEREAS, following the Closing, and upon exercise of each Put Right or each Call Right set forth in each Non-Participating Stockholder Joinder, BLAC shall issue shares of BLAC Common Stock to the Non-Participating Company Stockholder party to such Non-Participating Stockholder Joinder, and in consideration, such Non-Participating Company Stockholder shall transfer each of its shares of Company Common Stock to BLAC;

WHEREAS, the conditions to Closing in this Agreement include, among others, the requirements that (i) holders of Company Common Stock representing at least 60% of Company Fully-Diluted Share Amount (as defined below) execute Participating Stockholder Joinders to this Agreement and become Participating Company Stockholders on or prior to the Closing, and (ii) the Company shall use best efforts to cause all other holders of Company Common Stock (other than Excluded Company Shares) that do not sign a Participating Stockholder Joinder to execute a Non-Participating Stockholder Joinder, and pursuant to the terms of this Agreement, the Company shall use its best effort to cause the fulfillment of such conditions on or prior to Closing;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Business Combination is fair to, and in the best interests of, the Company and its stockholders and has approved the terms of the Business Combination and declared their advisability and approved the other transactions contemplated by the Business Combination, and (b) have authorized and directed the representative director of the Company to enter into all agreements he deems necessary to effectuate the Business Combination and to take such actions he deems necessary, appropriate or advisable to consummate the Business Combination;

WHEREAS, the Board of Directors of BLAC (the “BLAC Board”) has established a committee (the “BLAC M&A Committee”) consisting of directors that do not have any material interest in the Company or the transactions contemplated by this Agreement and the M&A Committee has determined that the transactions contemplated by this Agreement are fair and in the best interests of BLAC;

WHEREAS, following recommendation by the M&A Committee, the BLAC Board has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Consideration to the Participating Company Stockholders at Closing pursuant to this Agreement and the other transactions contemplated by this Agreement, (b) approved and adopted the form of Non-Participating Stockholder Joinder and the transactions contemplated thereby, and (c) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of BLAC;

WHEREAS, in connection with the Closing, BLAC and certain stockholders of the Company shall enter into Lock-Up Agreements in the forms to be agreed among the parties thereto (the “Lock-Up Agreements”);

WHEREAS, prior to Closing, the Parties anticipate that BLAC and/or the Company will enter into one or more subscription agreements in a form to be mutually agreed between BLAC and the Company (all such subscription agreements, collectively the “PIPE Subscription Agreements”), pursuant to which one or more investors shall purchase debt or preferred equity securities of BLAC and/or the Company convertible into BLAC Common Stock in a private placement or placements (the “PIPE Investment”) to be consummated in connection with the consummation of the Business Combination and the other transactions contemplated hereby;

WHEREAS, on July 7, 2023, the Company entered into a letter of intent (the “LOI”) with Landmark BioVentures AG (“LBV”) for the acquisition of 100% of the equity interests in LBV in exchange for the issuance by the Company of 3,062,374 shares of Company Common Stock;

WHEREAS, on March 18, 2024, LBV terminated the LOI, and the Company and LBV abandoned further discussions regarding an acquisition; and

WHEREAS, in accordance with Section 9.04 of the Original Agreement, the Parties now desire to amend and restate the Original Agreement as of the Amendment Date;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“2023 Balance Sheet” has the meaning set forth in Section 3.07(b).

“Action” has the meaning set forth in Section 3.09.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, however, that for purposes of this Agreement, BLAC on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered affiliates of one another. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” means an aggregate of 24,461,214 shares of BLAC Common Stock derived by the quotient of (a) the Aggregate Consideration Value divided by (b) $10.00.

“Aggregate Consideration Value” means $244,612,136.

“Aggregate Participating Consideration” means the aggregate number of shares of BLAC Common Stock issuable to the Participating Company Stockholders at Closing.

“Alternative Transaction” has the meaning set forth in Section 7.05(a).

“Amendment Date” means the date of execution of this Amended and Restated Business Combination Agreement as set forth on the signature page hereto.

“Ancillary Agreements” means the Lock-Up Agreements, the PIPE Subscription Agreements, and all other agreements, certificates and instruments executed and delivered by BLAC, the Company or the Company Stockholders in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-corruption/anti-bribery laws and regulations.

“Antitrust Laws” has the meaning set forth in Section 7.12(a).

“BLAC Board” has the meaning set forth in the Recitals.

“BLAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of BLAC filed with the Secretary of the State of the State of Delaware on February 13, 2023, as such may have been amended, supplemented or modified from time to time.

“BLAC Common Stock” means BLAC’s common stock, par value $0.0001 per share.

“BLAC Directors” has the meaning set forth in Section 2.08(b).

“BLAC IPO Prospectus” means the Prospectus issued by BLAC in connection with its initial public offering of BLAC Units, dated February 9, 2023.

“BLAC M&A Committee” has the meaning set forth in the Recitals.

“BLAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of BLAC; or (b) would prevent, materially delay or materially impede the performance by BLAC of its obligations under this Agreement or the consummation of the Business Combination or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a BLAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the Execution Date; (ii) events or conditions generally affecting the industries or geographic areas in which BLAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by BLAC as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination or any of the other Transaction; or (viii) any actions taken, or failures to take action, or such other changes or events; in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that BLAC is materially and disproportionately affected thereby as compared with other participants in the industry in which BLAC operates.

“BLAC Organizational Documents” means the BLAC Certificate of Incorporation, Bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“BLAC Preferred Stock” has the meaning set forth in Section 5.03(a).

“BLAC Proposals” has the meaning set forth in Section 7.01(a).

“BLAC Right” means one right entitling the holder thereof to receive one-tenth (1/10) of a share of BLAC Common Stock upon the consummation of the Business Combination.

“BLAC SEC Reports” has the meaning set forth in Section 5.07(a).

“BLAC Stockholders’ Meeting” has the meaning set forth in Section 7.01(a).

“BLAC Unit” means one unit issued by BLAC in connection with its initial public offering, consisting of one share of BLAC Common Stock, one BLAC Right and one BLAC Warrant.

“BLAC Warrant” means one warrant entitling the holder thereof to purchase one share of BLAC Common Stock at a price of $11.50 per share, subject to adjustment as described in the BLAC IPO Prospectus. Each BLAC Warrant will become exercisable 30 days after the consummation of the Business Combination, and will expire five years after the completion of the Business Combination, or earlier upon redemption or liquidation.

“Blue Sky Laws” has the meaning set forth in Section 3.05(b).

“Business Combination” has the meaning set forth in the Recitals.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company Business.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Claims” has the meaning set forth in Section 6.03.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Company Board” has the meaning set forth in the Recitals.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted as of the Execution Date.

“Company Capital Stock” means the Company Common Stock and any other class or series of Company capital stock issued or issuable upon exercise of any security convertible into, or exchangeable for capital stock of the Company outstanding at the Effective Time.

“Company Common Stock” means the Company’s series A common stock, with a par value of KRW 5,000 per share.

“Company Directors” has the meaning set forth in Section 2.08(c).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Fully Diluted Share Amount” means, without duplication, the aggregate number of shares of Company Common Stock outstanding on a fully diluted basis, including all shares issuable upon the conversion or exercise of all options, warrants and other securities convertible into or exchangeable for shares of Company Common Stock, as of immediately prior to the Effective Time other than the Excluded Company Shares.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to any Company Subsidiary in connection with the Company Business currently or at any time during the past five (5) years, whether exclusively, non-exclusively, through a license, through a covenant, or on any other basis.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevents, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Business Combination or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or the Accounting Standards (as defined herein) after the Execution Date; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which BLAC has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights that are currently, or that were at any time during the past five (5) years owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Permits” has the meaning set forth in Section 3.06.

“Company Products” means any and all products in respect of the Company Business that were at any time during the past five (5) years, or that are currently manufactured, distributed, sold, licensed, or otherwise offered or commercialized, or under development in any material respect by the Company or any Company Subsidiary.

“Company Services” means all services in respect of the Company Business that were at any time during the past five (5) years, or that are currently delivered, provided, offered or commercialized, or under development in any material respect by the Company or any Company Subsidiary.

“Company Software” means Software that was at any time during the past five (5) years, or that is currently owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Company Subsidiary” has the meaning set forth in Section 3.01(a).

“Confidentiality Agreement” has the meaning set forth in Section 7.04(a).

“Confidential Information” means all information constituting or relating to Intellectual Property, technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information includes any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or BLAC or its subsidiaries (as applicable) that is not already generally available to the public. Notwithstanding the foregoing, “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company.

“Contingent Worker” has the meaning set forth in Section 3.11(g).

“Contribution” has the meaning set forth in Section 3.13(e).

“Contributor” has the meaning set forth in Section 3.13(e).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other technology subject to such license, that such Software or other technology subject to such license, or other Software or other technology incorporated into, derived from, used or distributed with such Software or other technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products, other products or Software, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Data Security Requirements” has the meaning set forth in Section 3.13(i).

“DGCL” shall mean the Delaware General Corporation Law of the State of Delaware.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Domain Names” means any and all Internet domain names and numerical addresses.

“Effective Time” has the meaning set forth in Section 2.05.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Environmental Permit” has the meaning set forth in Section 3.19.

“Equity Plan” has the meaning set forth in Section 7.06(a).

“Exchange Act” has the meaning set forth in Section 3.27.

“Excluded Company Shares” means all shares of Company Common Stock issued or issuable at or as of the Effective Time pursuant to the PIPE Investment.

“Execution Date” has the meaning set forth in the Recitals.

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents, the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents, and any other applicable Law, including Laws that regulate the design, development, research, testing, studying, manufacturing, processing, storing, handling, importing or exporting, licensing, labeling, packaging, distributing, or marketing of drug products.

“Financial Statements” has the meaning set forth in Section 3.07(a).

“Foreign Exchange Rate” means the exchange rate between Korean Won to U.S. Dollars determined on the date of the Effective Time as published in the exchange rate section of the Wall Street Journal, or, if not published in the Wall Street Journal, then the average of the opening bid and ask rates on such date at which such currency may be exchanged for U.S. Dollar as quoted by JPMorgan Chase Bank, NA (or any successor thereto or any other major money center commercial bank agreed to by the Parties).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 3.05(b).

“Governmental Licenses” has the meaning set forth in Section 3.16.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Health Care Laws” has the meaning set forth in Section 3.18.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Licenses” means all Contracts pursuant to which the Company or any Company Subsidiary has received a license or sublicense, or has otherwise been granted rights in, to, or under any Intellectual Property from any Person, or otherwise received from any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Intellectual Property.

“Institutions” has the meaning set forth in Section 3.13(q).

“Intellectual Property” means: all intellectual property rights, anywhere in the world, whether statutory, common law or otherwise, including (a) Patents, (b) copyrights and all other rights with respect to works of authorship, (c) all other rights with respect to Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, and all registrations thereof and applications therefor, (f) rights with respect to Domain Names, including registrations thereof and applications therefor, (g) rights with respect to trade secrets or Confidential Information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to databases, including registrations thereof and applications therefor, (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (j) rights in Software and (k) any rights equivalent or similar to any of the foregoing. Without limiting the foregoing, “Intellectual Property” includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing and other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Initial Post-Closing BLAC Directors” has the meaning set forth in Section 2.08(d).

“Joinders” means, collectively, the Participating Stockholder Joinders and the Non-Participating Stockholder Joinders.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Kuk Hyoun Hwang, Sung Jae Yu, Soo Eun Nam, Sung Hoon Chung, and Dae Ho Kim after reasonable inquiry, and in the case of BLAC, the actual knowledge of Kuk Hyoun Hwang, Jun Whang and Tom Shin after reasonable inquiry.

“Korea IFRS” has the meaning set forth in Section 3.15(a).

“Law” has the meaning set forth in Section 3.05(a).

“LBV” has the meaning set forth in the Recitals.

“Lease” has the meaning set forth in Section 3.12(b).

“Lease Documents” has the meaning set forth in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Lock-Up Agreements” has the meaning set forth in the Recitals.

“LOI” has the meaning set forth in the Recitals.

“Material Contracts” has the meaning set forth in Section 3.20(a).

“Mutually Nominated Directors” has the meaning set forth in Section 2.08(d).

“Non-Participating Stockholder Joinder” means the agreement of each Non-Participating Company Stockholder to become a party to this Agreement after the Execution Date and prior to Closing substantially in the form attached as Exhibit B hereto.

“OFAC” has the meaning set forth in Section 3.21(b)(ii).

“Off-the-Shelf Software” means Software, software-as-a-service, or other technology that is licensed on a non-exclusive basis under a “shrink-wrap” or “click-through” Contract or other Contract containing standard terms and Software, software-as-a-service, or other technology that is generally available through commercial distributors, in consumer retail stores or through online distribution sources on standard terms.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any substantially similar license, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Original Agreement” has the meaning set forth in the Recitals.

“Outbound Licenses” means Contracts pursuant to which the Company or any Company Subsidiary has licensed or sublicensed or otherwise granted rights in, to, or under any Company-Owned IP to any Person, or granted to any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Company-Owned IP.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Participating Stockholder Joinder” means the agreement of each Participating Company Stockholder to become a party to this Agreement after the Execution Date and prior to Closing substantially in the form attached as Exhibit A hereto.

“Patents” means any domestic or foreign patents, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or the Accounting Standards, as applicable; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier); (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier; and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Per Share Consideration” means, with respect to each share of Company Capital Stock held immediately prior to the Effective Time, the Aggregate Consideration divided by the Company Fully Diluted Share Amount.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Subscription Agreements” has the meaning set forth in the Recitals.

“Plans” has the meaning set forth in Section 3.10(a).

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising, communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Proceeding” has the meaning set forth in Section 3.18

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Program Requirements” has the meaning set forth in Section 3.13(i).

“Proxy Statement” has the meaning set forth in Section 7.01(a).

“Redemption Rights” means the redemption rights provided for in Article Fifth of the BLAC Certificate of Incorporation.

“Registered Company IP” means all of the registrations for Company-Owned IP with any Governmental Authority or Domain Name.

“Regulatory Authorizations” has the meaning set forth in Section 3.18

“Remedies Exceptions” has the meaning set forth in Section 3.04.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating through, in, on, under, or into the indoor or ambient environment.

“Reports” has the meaning set forth in Section 3.18.

“Representatives” has the meaning set forth in Section 7.04(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.07(a).

“Share Exchange” has the meaning set forth in Section 2.01(a).

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, metadata, databases and compilations of data, whether machine readable or otherwise; and (d) programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Standards Organizations” has the meaning set forth in Section 3.13(u).

“subsidiary” or “subsidiaries” of the Company or BLAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” has the meaning set forth in Section 3.15(q).

“Tax Returns” has the meaning set forth in Section 3.15(q).

“Terminating BLAC Breach” has the meaning set forth in Section 9.01(f).

“Terminating Company Breach” has the meaning set forth in Section 9.01(e).

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Joinders, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by BLAC, the Company or the Company Stockholders in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” has the meaning set forth in Section 5.12.

“Trust Agreement” has the meaning set forth in Section 5.12.

“Trustee” has the meaning set forth in Section 5.12.

“Trust Fund” has the meaning set forth in Section 5.12.

“WARN Act” has the meaning set forth in Section 3.11(c).

“Written Consent” has the meaning set forth in Section 7.03.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

THE BUSINESS COMBINATION; CLOSING

2.01 Share Exchange.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), (i) BLAC shall issue the Aggregate Participating Consideration to the Participating Company Stockholders, and (ii) the Participating Company Stockholders shall sell, transfer, convey, assign and deliver all of their respective shares of Company Common Stock to BLAC (subclauses (i) and (ii), collectively, the “Share Exchange”). Pursuant to such Share Exchange, each share of Company Common Stock held by the Participating Company Stockholders immediately prior to the Effective Time shall be exchanged for the Per Share Consideration. Based on the Company’s representations in Section 3.03, the Per Share Consideration would be $129.62 as of the Amendment Date. Such amount is subject to adjustment in the event the Company Fully Diluted Share Amount changes prior to Closing.

(b) Any fractional share of BLAC Common Stock that would otherwise be issuable to a Participating Company Stockholder following such exchange shall be rounded up or down to the nearest whole share of BLAC Common Stock.

(c) Upon consummation of the Share Exchange, BLAC will hold at least 60% of the Company Fully Diluted Share Amount.

2.02 Delivery of Shares.

(a) At the Effective Time, the Participating Company Stockholders shall transfer and convey all of the shares of Company Common Stock held by the Participating Company Stockholders to BLAC, in each case, free and clear of any claims or interest of any person previously entitled thereto.

(b) At the Effective Time, BLAC shall effect the transfer and conveyance of all of the shares of BLAC Common Stock representing the Aggregate Participating Consideration to the Participating Company Stockholders, in each case, free and clear of any claims or interest of any person previously entitled thereto.

(c) The Per Share Consideration payable upon conveyance of the Company Common Stock held by the Participating Company Stockholders in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(d) BLAC shall not be liable to any stockholders of the Company for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 2.02.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance, including an indemnity, acceptable to BLAC, by the person claiming such Certificate to be lost, stolen or destroyed, BLAC will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01.

2.03 Treatment of Company Capital Stock held by Non-Participating Company Stockholders. All Company Capital Stock held by each Non-Participating Company Stockholder as of Closing will not be exchanged for shares of BLAC Common Stock at Closing, and such Company Capital Stock will be subject to the terms of the Non-Participating Stockholder Joinder between such Non-Participating Company Stockholder and BLAC, including the Put Right and Call Right set forth therein.

2.04 Withholding. Each of BLAC and the Company, and their respective affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law (as defined herein). To the extent that BLAC or the Company, or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority (as defined herein), such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its affiliates in connection with the Business Combination treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or an affiliate’s payroll to facilitate applicable withholding.

2.05 Closing. In accordance with (i) the terms and subject to the conditions of this Agreement, and (ii) the consummation of the PIPE Investment, the closing of the Share Exchange (the “Closing”) shall take place by electronic delivery of documents (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Parties on the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date” and the time on which the Closing actually occurs is referred to in this Agreement as the “Effective Time.”

2.06 Closing Deliverables. Upon the terms and subject to the conditions of this Agreement:

(a) At the Closing, BLAC will deliver or cause to be delivered:

(i) to the Company on behalf of the Participating Company Stockholders, a certificate duly signed by an authorized officer of BLAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d) have been fulfilled;

(ii) to each Participating Company Stockholder, such number of shares of BLAC Common Shares equivalent to the Per Share Consideration payable to such Participating Company Stockholder;

(iii) to the Company, the written resignations of all of the directors and officers of BLAC (other than those Persons identified as the initial directors and officers, respectively, of BLAC, after the Closing, in accordance with the provisions of Section 2.08), effective as of, and subject to, the Closing;

(iv) to the Company on behalf of the Participating Company Stockholders, copies of the BLAC Amended and Restated Organizational Documents in the forms as may be mutually agreed in writing between BLAC and the Company;

(v) all other documents, instruments or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions, including, without limitation, such of the foregoing required for purposes of the Korea Foreign Exchange Transaction Act, or any other relevant Laws.

(b) At the Closing, the Company will deliver or cause to be delivered to BLAC:

(i) the Joinders, duly executed by each of the Company Stockholders;

(ii) a certificate of non-issuance of share certificates and approval of transfer of shares, accounting for all the issued and outstanding shares of Company Common Stock held by the Participating Company Stockholders to be transferred to BLAC;

(iii) an updated Company shareholder registry reflecting the transactions performed under the Share Exchange;

(iv) a certificate duly signed by an authorized officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been fulfilled;

(v) the Lock-Up Agreements duly executed by certain of the Participating Company Stockholders; and

(vi) all other documents, instruments or certificates as shall reasonably be required by BLAC and its counsel in order to consummate the Transactions.

(c) On the Closing date, concurrently with the Share Exchange, BLAC shall make, or cause to be made, any payments to the stockholders of BLAC required to be made in connection with the Redemption Rights.

2.07 Certificate of Incorporation; Bylaws. At the Closing, BLAC shall amend and restate, effective as of the Effective Time, the BLAC Certificate of Incorporation, which, shall among other things, result in BLAC being renamed as OSR Biosciences Inc. and shall trade publicly on the NASDAQ under a new ticker symbol mutually agreed upon by BLAC and the Company.

2.08 Directors and Officers.

(a) Each of the Parties hereto shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, (i) the BLAC Board shall consist of up to 9 directors; (ii) the initial members of the BLAC Board are the individuals determined in accordance with Section 2.08(b) and Section 2.08(c), as applicable; (iii) the initial members of the compensation committee, audit committee and nominating and corporate governance committee of the BLAC Board are the individuals determined in accordance with Section 2.08(d); and (iv) the officers of BLAC and the Company are the individuals determined in accordance with Section 2.08(e).

(b) BLAC shall provide to the Company a list of up to 3 individuals who shall serve as directors on the BLAC Board effective as of the Closing (the “BLAC Directors”). BLAC may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Proxy Statement with the SEC by amending such list to include such replacement individual.

(c) The Company shall provide to BLAC a list of up to 6 individuals who shall serve as directors on the BLAC Board effective as of the Closing (the “Company Directors”). The Company may, with the prior written consent of BLAC (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Proxy Statement with the SEC by amending such list to include such replacement individual. The BLAC Directors and the Company Directors are referred to collectively herein as the “Initial Post-Closing BLAC Directors.” Notwithstanding the foregoing, a majority of the individuals designated to serve as the Initial Post-Closing Directors must be “independent directors” under The Nasdaq Capital Market Listing Rules and regulations applicable to service on committees of the BLAC Board, and if the requirement set forth in this sentence is not met, BLAC shall omit from its proxy materials any such nominee, and any such nomination shall be disregarded and no vote on any such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by BLAC.

(d) BLAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either BLAC or the Company) on any director or directors to initially serve on the BLAC Board effective as of the Closing who are not designated pursuant to the provisions of paragraph (b) or (c) of this Section 2.08 and the directors to be appointed to serve on the compensation committee, audit committee and nominating and corporate governance committee of the BLAC Board effective as of the Closing prior to the filing of the definitive Proxy Statement with the SEC.

(e) BLAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either BLAC or the Company) on the officers of BLAC and the Company effective immediately after the Closing, with each such individual holding the title set forth opposite his or her name. BLAC and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BLAC) to replace any such individual with any other individual prior to the filing of the definitive Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to BLAC as follows:

3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 3.01(b) of the Company Disclosure Schedule.

3.02 Articles of Incorporation. The Company has prior to the Execution Date made available a complete and correct copy of the articles of incorporation or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such articles of incorporation or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its articles of incorporation or equivalent organizational documents.

3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock. As of the Amendment Date, (i) 1,887,070 shares of Company Common Stock are issued and outstanding and (ii) the Company Fully Diluted Share Amount is 1,887,070.

(b) There are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company preferred stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except as set forth in Schedule 3.03(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, other than the Company Subsidiaries.

(c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) All outstanding shares of the Company and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(e) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(f) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest of the Company, is authorized or issued and outstanding.

(g) All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

3.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by BLAC, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Business Combination, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Business Combination or the other Transactions.

3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 3.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law, including FDA Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a Company Material Adverse Effect.

3.07 Financial Statements.

(a) The Company has made available to BLAC true and complete copies of (i) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries in respect of the Company Business for the three months ended March 31, 2024, and (ii) the audited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries in respect of the Company Business for the years ended December 31, 2021, 2022 and 2023 ((i) and (ii) collectively, the “Financial Statements”), which are attached as Schedule 3.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (the “Accounting Standards”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries in respect of the Company Business as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to the absence of notes.

(b) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Standards except for: (i) liabilities that were incurred in the ordinary course of business since the date of the consolidated balance sheet for the year ended December 2023 set forth above (the “2023 Balance Sheet”, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2024, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Sec. 1514A(a).

(e) All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2023 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with the Accounting Standards and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2023, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries record revenue.

(f) All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2023 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2023, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

3.08 Absence of Certain Changes or Events. Since December 31, 2023, and prior to the Amendment Date, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the Amendment Date, would constitute a material breach of any of the covenants set forth in Section 6.01.

3.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof, or any property or asset of the Company or any Company Subsidiary before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether formal or informal, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to BLAC, if applicable, a list of all relevant Plans together with (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, and (ii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c) Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) an increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (C) the acceleration of the vesting, funding or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated funding obligation with respect to any Plan; or (ii) limit the right to merge, amend or terminate any Plan.

(d) None of the Plans provide for, nor does the Company nor any Company Subsidiary have or reasonably expect to have any liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under applicable Law for which the covered individual pays the full cost of coverage.

(e) In all material respects, (i) each Plan has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws and (ii) other than routine claims for benefits in the ordinary course of business, no actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Plan or by or on behalf of any participant in any Plan, or otherwise involving or relating to any Plan or the assets of any Plan or any trust thereunder or the plan sponsor or plan administrator of any Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by the Company or Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties or related charges under applicable Law.

(g) All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Plan which have not been paid have been properly accrued on the Company’s or any Company Subsidiary’s most recent financial statements in compliance with the Accounting Standards. With respect to each Plan, all material contributions or payments (including all employer contributions, employee salary reduction contributions, and premium or benefit payments) that are due or are required to be made under the terms of any Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Plan and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Plan or in accordance with applicable Laws have been properly accrued in accordance with the Accounting Standards, applied on a consistent basis, and reflected on the Company’s or any Company Subsidiary’s audited financial statements.

3.11 Labor and Employment Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the Execution Date, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); and (ii) location and employing entity. All employees of the Company and the Company Subsidiaries are employed at will. Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, as of the Execution Date, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the Execution Date have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or other service providers, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints threatened or pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) there has never been, nor, to the knowledge of the Company, has there ever been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been in compliance in all respects with all applicable Laws and contracts relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, termination and discharge, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law (collectively, the “WARN Act”), or any similar state or local Laws), reasonable accommodation, disability rights or benefits, immigration, hiring, meal and rest breaks, overtime, payroll documents and wage statements, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Entities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and are not liable for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Company Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986. All current and former employees of the Company and the Company Subsidiaries, as applicable, have at all times been properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws. All current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, have been properly classified. There have been no misclassification claims filed or threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company and each Company Subsidiary have complied and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19; and (ii) the Company and each Company Subsidiary have taken reasonable steps to minimize potential workplace exposure in light of COVID-19, and the Company has delivered to BLAC accurate and complete copies of all (1) workplace communications from the Company and any Company Subsidiary to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19; (2) contingency plans for workplace cessation in light of COVID-19; and (3) policies implemented in relation to COVID-19.

(e) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to the Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act or similar Laws applicable to the Company or any Company Subsidiary.

(f) In the past five (5) years, there have been no allegations of sexual harassment or misconduct involving any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(g) Section 3.11(g) of the Company Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of all of the independent contractors, consultants, temporary employees, and leased employees employed or used by the Company or any Company Subsidiary and classified by the Company or any Company Subsidiary as other than employees, or compensated other than through wages paid by the Company or any subsidiary through such entity’s payroll department (each, a “Contingent Worker”) of the Company and each Company Subsidiary.

3.12 Real Property; Title to Assets.

(a) The Company has no Owned Real Property.

(b) Schedule 3.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to BLAC. Except as otherwise set forth in Schedule 3.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions, or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, allow the landlord under such Lease to terminate such Lease or otherwise be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, including the Target Assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance and registration or application number); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks and copyrights, (iii) all Patents licensed to the Company on an exclusive basis, including the identity of the licensor and of the owner thereof (if different), (iv) all Company Software, (v) all Company Products, (vi) all Company Services, (vii) all Business Systems owned or purported to be owned by the Company or any Company Subsidiary that would have a replacement cost of more than $50,000; and (viii) all other Company-Licensed IP that is material to the Company Business. The Intellectual Property specified on Schedule 3.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used or held for use in the operation of the Company Business and is sufficient for the conduct of the Company Business.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP, all Company Products, and all Company Services. The consummation of the transactions contemplated hereby will not result in (a) any loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP, including any loss of exclusivity or decrease in license scope, (b) any increase in royalty or other payment obligations of the Company or of any Company Subsidiary, (c) the grant of any new license, or an increase in the scope of any license granted by the Company or any Company Subsidiary, or (d) any other change in the terms or conditions applicable to the Company IP immediately prior to the Closing. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, and to the Company’s knowledge, is valid and enforceable. No Governmental Authority has issued any judgement, decree, executive order, or award materially adversely affecting the validity or enforceability of the Company’s or the Company Subsidiaries’ ownership or us of, or rights in or to, any Registered Company IP. All Registered Company IP is currently in compliance with all applicable legal requirements. There is no loss or expiration of any of the Company-Owned IP or Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened.

(c) The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain, protect and enforce Intellectual Property rights in and to all Company-Owned IP, all Patents licensed to the Company on an exclusive basis for the Company Business all Company Products, and all Company Services, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company and/or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person during the past three (3) years (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP or Patents licensed to the Company on an exclusive basis for the Company Business, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii), the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Software, Company Products, and/or Company Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the knowledge of the Company, no person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP or any Patents licensed to the Company on an exclusive basis for the Company Business; (iv) none of the Company-Owned IP, and/or Patents licensed to the Company on an exclusive basis for the Company Business, Company Products, and/or Company Services are subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP, and/or Patents licensed to the Company on an exclusive basis for the Company Business, Company Products, and/or Company Services; and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her, or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to BLAC, and pursuant to which such persons have irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution and, to the extent applicable, waived moral rights without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company or the applicable Company Subsidiary and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. No current or former officer, employee, or Contingent Worker of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement

(including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee or Contingent Worker being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee or Contingent Worker has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company IP; or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee or Contingent Worker has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement required to be disclosed in Schedules 3.13(e) or 3.13(k) of the Company Disclosure Schedule.

(g) The Company does not own or rely on any proprietary Software and the only Software used in the Company Business is Off-the-Shelf Software.

(h) Open Source.

(i) All use, licensing, providing, delivery and distribution of Company Software, Company Products, Company Services and Open Source Materials by or through the Company and each of the Company Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(ii) Schedule 3.13(h)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Open Source Materials incorporated or embedded into, or combined or linked with, any Company Software, Company Products and/or Company Services, or otherwise used by the Company, including in development or testing of any Company Software, Company Products and/or Company Services, and (A) identifies the Open Source License applicable thereto, and (B) describes the manner in which such Open Source Materials were or are used by the Company and/or distributed or made available by the Company to any other person.

(iii) The Company has not incorporated, embedded, bundled, used, distributed, linked, or otherwise provided any Open Source Materials into, with, or in connection with any Company Software, Company Products and/or Company Services in a manner that requires any Company Software, Company Products and/or Company Services, any products or Software of any other person (including Company’s customers, licensees, or vendors), or any portion thereof, or any other Intellectual Property, to be subject to Copyleft Licenses, or requires the Company, any Company Subsidiary, BLAC, any of BLAC’s affiliates, or any other person (including any of Company’s customers, licensees, or vendors) to grant any Patent license or other Patent rights.

(i) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintain business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(j) The Company and each of the Company Subsidiaries currently and previously have complied with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiary, respectively, concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all Program Requirements (as defined below) and contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). At all times, the Company and the Company Subsidiaries have each implemented and maintained, and have required third parties that process Personal Information or Confidential Information for or on behalf of the Company or the Company Subsidiaries to implement and maintain, a written information security program and reasonable and industry standard physical, technical and administrative security safeguards to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices (“Program Requirements”). Neither the Company nor any Company Subsidiaries has inserted, and no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems, Company Software, Company Product and/or Company Service. Neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information, Business Data, Business Systems, Company Software, Company Product and/or Company Service including those that were required to be reported under applicable Data Security Requirements; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any Company Subsidiary has engaged in the sale of Personal information. The Company and the Company Subsidiaries have valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company and the Company Subsidiaries, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(k) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit BLAC from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of BLAC has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company and the Company Subsidiaries.

(l) All current officers, management employees, technical and professional employees, and Contingent Workers of the Company and the Company Subsidiaries are under obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, and Contingent Workers of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(m) No person other than the Company or the Company Subsidiaries has any ownership interest in or exclusive rights to any Intellectual Property incorporated in the Company Software, Company Products or the Company Services, any Company-Owned IP, or any improvements made by or for the Company or the Company Subsidiaries to any Company Software, Company Products or Company Services.

(n) During the past five (5) years, neither the Company nor any of the Company Subsidiaries has (i) transferred ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorized the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property or technology that is or was at any time owned or purported to be owned by the Company or any Company Subsidiary to any other person; (ii) abandoned, sold, transferred, assigned, exclusively licensed, or otherwise disposed of any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services, or any other Intellectual Property developed or otherwise acquired by the Company or by any Company Subsidiary; or (iii) granted to any person any right to bring any claim or cause of action arising out of or related to infringement, misappropriation or violation of any Company-Owned IP or any Patent licensed to the Company on an exclusive basis.

(o) Neither this Agreement nor any transactions contemplated by this Agreement will result in any of the following under or pursuant to any Contracts to which the Company or any of the Company Subsidiaries is a party, or by which any assets or properties of the Company or of any of the Company Subsidiaries are bound: (i) any person being granted rights or access to, or the placement in or release from escrow of, any Software source code or other technology, (ii) BLAC or any of its affiliates granting to any person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or technology, or (iii) BLAC or any of its affiliates or any of their Intellectual Property being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or any obligation to make any payment to any other person in connection with Intellectual Property or commercial Contracts.

(p) Schedule 3.13(p) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Contracts pursuant to which any person (i) has been provided any Company Software in source code format, or any formula, bill of materials or other information enabling such person to produce or reproduce any Company Product or Company Service, or any other material, product, substance or process developed or otherwise commercialized by the Company or by any Company Subsidiary, or (ii) has obtained or may obtain rights to receive any Company Software in source code form, or any formula, bill of materials or other information enabling such person to produce or reproduce any Company Product or Company Service, or any other material, product, substance or process developed or otherwise commercialized by the Company or by any Company Subsidiary, through or from the Company or any Company Subsidiary, any escrow agent or any other person. The Company has not disclosed or delivered to any escrow agent or any other person any source code for any Company Software or any formula, bill of materials or other information enabling such person to produce or reproduce any Company Product or Company Service, or any other material, product, substance or process developed or otherwise commercialized by the Company or by any Company Subsidiary, and no person has any right, contingent or otherwise, to obtain access to or use any such source code.

(q) No Governmental Authority, and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution (collectively, “Institutions”) provided or provides funding, facilities, personnel, Intellectual Property, technology, research, equipment, or other resources for the invention, creation, development or registration of any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services, or has any rights to any of the foregoing.

(r) To the knowledge of the Company, no person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services. The Company has not made any claim against any person alleging any infringement, misappropriation, misuse or violation of any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services.

(s) Schedule 3.13(s) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses. None of the Outbound IP Licenses will, after the Closing, apply to BLAC or BLAC’s affiliates other than the Company.

(t) Schedule 3.13(t) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses, excluding Contracts for Off-the-Shelf Software or licenses for Open Source Materials.

(u) The Company has paid, in full, all mandatory compensation the Company is required to pay to employees, contractors and consultants of the Company in relation to all Company-Owned IP, and neither this Agreement nor any transactions contemplated by this Agreement will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company in relation to any Company-Owned IP.

(v) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company or any Company Subsidiary to grant licenses to any person or otherwise impair or limit the Company’s or any of the Company’s Subsidiaries’ control of any Company-Owned IP.

(w) Neither the Company nor any Company Subsidiary has received any notice or request to indemnify, defend or hold harmless any Person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property during the past five (5) years.

(x) Each Company Product and Company Service conforms in all material respects to the specifications and documentation therefor, all applicable contractual commitments and express and implied warranties therefor, and all applicable Laws. Other than individual warranty or other claims in the ordinary course of business consistent with past practice, neither the Company, nor any Company Subsidiary has received notice of any actual or threatened action, claim or legal proceeding, or indicating an intention on the part of any person to bring any action, claim or legal proceeding, and no action, claim or legal proceeding has been filed by any person or is otherwise pending before any Governmental Authority, with respect to any Company Product, Company Software or Company Service, or the breach of any Contract with respect to any Company Product, Company Software and Company Service (including, without limitation, breach of any epidemic failure provision).

3.14 Reserved.

3.15 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required by Law to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes required by Law to be paid (whether or not shown on any Tax Return), except with respect to Taxes that are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with Korea IFRS and that are disclosed in Schedule 3.15(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding, in each case, in respect of Taxes or Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with Korea IFRS in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required by Law to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) No person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(f) Schedule 3.15(f) of the Company Disclosure Schedule lists all service providers of the Company and any Company Subsidiary who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code). None of the Company, any Company Subsidiary or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any Plan or Contract or other benefit that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(g) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any of the Company Subsidiaries (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority; or (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(j) The Company has made available to BLAC true, correct and complete copies of the Tax Returns filed by the Company and its Company Subsidiaries for tax years 2020, 2021, 2022 and 2023.

(k) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither the IRS nor any other United States or non-United States taxing authorities or agencies has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(o) None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from the Republic of Korea or other taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p) Neither the Company nor any Company Subsidiary has received written notice of any claim for a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction, which claim currently remains unresolved.

(q) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof), in each case, supplied or required to be supplied to a Tax authority relating to Taxes.

3.16 Possession of Licenses and Permits. The Company and the Company Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; and, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, all such Governmental Licenses are valid and in full force and effect; and neither the Company nor any of the Company Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

3.17 Regulatory Matters. There is no legal or governmental proceeding to which the Company or any Company Subsidiary is a party or of which any property or assets of the Company or any subsidiary is the subject, including any proceeding before any Governmental Authorities which singularly or in the aggregate, if determined adversely to the Company or any Company Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; and to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others. The Company and each Company Subsidiary are in compliance with all applicable federal, state, local and foreign laws, regulations, orders and decrees governing its business, or any other federal, state or foreign agencies or bodies engaged in the regulation of biopharmaceuticals, except where noncompliance would not, singularly or in the aggregate, have a Company Material Adverse Effect. All preclinical studies and clinical trials, conducted by or on behalf of the Company and any Company Subsidiary are being and have been conducted by the Company or any Company Subsidiary, or to the Company’s knowledge, by third parties, in compliance with all applicable protocols, standard medical and scientific research procedures, and federal, state or foreign laws, rules, orders and regulations, except for such failure or failures to be in compliance as could not reasonably be expected to have, singularly or in the aggregate, a Company Material Adverse Effect. Each description of the results of studies is accurate and complete in all material respects and fairly presents the data derived from such studies or trials. The Company is not aware of any other preclinical studies or clinical trials, the results of which reasonably call into question the results; and the Company has not received any notices or correspondence from any Governmental Authority requiring the termination, suspension, material modification or clinical hold of any preclinical studies or clinical trials conducted by or on behalf of the Company. Neither the Company nor its subsidiaries, nor any of its or their respective officers, employees or directors, nor any of its or their respective agents or clinical investigators, has been excluded, suspended, disqualified or debarred from participation, for example, in any U.S. federal health care program or human clinical research or is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, disqualification, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or comparable foreign law. The Company and the Company Subsidiaries have made all filings and obtained all approvals, including approvals to conduct preclinical studies and clinical trials, as may be required any Government Authorities to conduct such studies or trials; and the Company and the Company Subsidiaries have not received any notice of, or correspondence from, any Governmental Authorities requiring the termination, suspension or modification of any of its preclinical studies or clinical trials.

3.18 Healthcare Laws. To the Company’s knowledge, the Company and each Company Subsidiary: (i) has operated and currently operates its business in compliance with applicable provisions of the health care laws, including all federal, state and local laws and regulations of any Governmental Authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any of the Company’s or the Company Subsidiaries’ product candidates, (collectively the “Health Care Laws”) except as would not, singly or in the aggregate, result in a Company Material Adverse Effect; (ii) has not received any written notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any court or arbitrator or governmental or regulatory authority alleging or asserting non-compliance with (A) any Health Care Laws or (B) or any licenses, approvals, clearances, exemptions, permits, registrations, authorizations, and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”); (iii) possesses all material Regulatory Authorizations required to conduct the business as currently conducted and such Regulatory Authorizations are valid and in full force and effect and the Company and each Company Subsidiary is not in violation in any material respect of any term of any such Regulatory Authorizations; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action (“Proceeding”) from any Governmental Authority including any regulatory agency or any other third party alleging a material violation of any Health Care Laws or Regulatory Authorizations or limiting, suspending, modifying, or revoking any material Regulatory Authorizations, and has no knowledge that any Governmental Authority including any regulatory agencies or any other third party is considering any Proceeding; (v) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations (“Reports”) and that all such Reports were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission); and (vii) is not a party to or has no ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority including any regulatory agencies.

3.19 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since the date of its formation or is in material violation of any Environmental Law or any permit, license or other authorization required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permit”) and all past non-compliance has been resolved without ongoing obligations or costs; (b) there has been no Release of Hazardous Substances at any of the properties or facilities currently or formerly owned, leased or operated by the Company or any Company Subsidiary or at any location or facility where wastes from the business or assets of the Company or the Company Subsidiaries are disposed of or recycled; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has timely obtained and maintained all Environmental Permits; (e) all Environmental Permits are in full force and effect and there are no facts or circumstances that would be reasonably expected to result in the revocation or modification of any Environmental Permit; (f) none of the Company nor any of the Company Subsidiaries is the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions; (g) none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award of any Governmental Authority under Environmental Laws and all other orders, writs, judgments, injunctions, temporary restraining orders, stipulations, determinations, decrees or awards of any Governmental Authority under Environmental Laws have been resolved without material ongoing obligations or costs; (h) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement; (i) none of the Company or any of the Company Subsidiaries has assumed, undertaken, or provided an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Law; and (j) the Company has made available to BLAC correct and complete copies of all environmental reports, environmental health and safety audits or inspections, and material documents related to any Proceeding or unresolved material liability arising under Environmental Laws relating to the Company or any of the Company Subsidiaries or their current or former properties, facilities or operations.

3.20 Material Contracts.

(a) Schedule 3.20(a) of the Company Disclosure Schedule lists, as of the Execution Date, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth Schedule 3.20(a) of the Company Disclosure Schedule along with any Plan listed on Schedule 3.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each Contract with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $100,000, in the aggregate, over the past 12 months;

(ii) each Contract involving expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000, in the aggregate, over the past 12 months;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all management and employment contracts (excluding at-will contracts for employment or at-will offer letters that do not contain any severance or change of control provisions) and all contracts with Contingent Workers, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all collective bargaining agreements or other contracts with any labor union; (vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary;

(vi) all partnership agreements or other joint venture agreements, or any Contract involving a distributor, reseller, sales representative, marketing, or advertising arrangement;

(vii) all contracts relating to the settlement of any material internal complaint, grievance, claim, investigation, or other dispute with the Company or any of its Company Subsidiaries;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xii) each Contract that includes any grant by the Company or any Company Subsidiary to any person of any express license, right or covenant not to sue with respect to any Patents, other than a nonexclusive license granted incidental to a sale of Company Products, license of Company Software, or provision of Company Services;

(xiii) any Contract that grants any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase, license or receive any Company Product, Company Software and/or Company Service;

(xiv) any Contract providing for any minimum or guaranteed payments by the Company to any Person;

(xv) any Contract that contains indemnification obligations of the Company in excess of $1,000,000 or pursuant to which the Company may reasonably incur liability in excess of $1,000,000 (including any Contract with an uncapped liability obligation for the Company or for any Company Subsidiary);

(xvi) any Contract that requires a consent (including any assignment consent) to or otherwise contains a provision relating to a “change of control” required to consummate the transactions contemplated by this Agreement, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement; and

(xvii) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to BLAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

3.21 International Trade Laws.

(a) The Company and the Company Subsidiaries are, and have been for the past five years, in compliance in all material respects with all International Trade Laws applicable to them. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) The Company and the Company Subsidiaries have not, to its knowledge,

(i) re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the International Trade Laws;

(ii) exported, re-exported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity identified on, any restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals and Blocked Persons List, and Foreign Sanctions Evaders List, maintained by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Denied Persons List, Entity List, Military End User List, or Unverified List, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security;

(iii) exported, re-exported, or transferred any goods, services, technology, or technical data that have been or will be (A) used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or (B) used, transshipped, or diverted contrary to applicable International Trade Laws;

(iv) exported, re-exported, transferred, or imported any goods, services, technology, or technical data to or from Burma/Myanmar, Cuba, Crimea, Iran, North Korea, Sudan, Syria or Venezuela during a time at which such country or region and/or its government was subject to U.S. comprehensive trade embargoes under OFAC regulations, the Export Administration Regulations, or any other applicable statute or executive order;

(v) manufactured any defense article as defined in the International Traffic in Arms Regulations, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; or

(vi) received from any governmental authority or any other person any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a governmental authority concerning any actual or potential violation or wrongdoing related to International Trade Laws.

(c) Neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary or, to the Company’s knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by OFAC. The Company and the Company Subsidiaries have not, directly or indirectly in the last five years, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any transactions, sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.22 Insurance.

(a) Schedule 3.22(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the Execution Date the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) no insurer has indicated in writing or, to the knowledge of the Company otherwise, that it will be cancelling or reducing coverage.

3.23 Board Approval. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) reviewed relevant materials in regard to the Business Combination, and (b) approved the Business Combination and the other transactions contemplated by the Business Combination and declared its advisability. No further vote or authorization is required of the Company’s Board of Directors or Stockholders to adopt this Agreement and approve the Transactions.

3.24 Anti-Corruption Laws.

(a) The Company and its Subsidiaries are, and for the last six years have been, in compliance with all applicable Anti-Corruption Laws.

(b) Neither the Company nor any Company Subsidiaries, nor any shareholders, officers, directors, executives, employees, agents, or representatives of the Company or any Company Subsidiaries, has used, offered, authorized, promised, provided, paid, or received, whether directly or indirectly through a third party, on behalf of the Company or any Company Subsidiary or in connection with the Company’s or any Company Subsidiary’s business, any bribes, kickbacks, or anything else of value, regardless of form or amount, to any entity or person for any improper purpose, including for obtaining or retaining business or securing an improper business advantage.

(c) The Company and all Company Subsidiaries have adopted and maintained adequate policies, procedures, and controls to ensure that the Company and all Company Subsidiaries have complied and are in compliance with all Anti-Corruption Laws.

(d) The Company and all Company Subsidiaries have at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company and all Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the Company’s books, records, and accounts; and (iii) the Company and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and all Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(e) Neither the U.S. government nor any other Governmental Authority has notified the Company or any Company Subsidiary of any actual or alleged violation or breach of Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has undergone and is not undergoing any review, investigation, inspection, or examination of records relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has been and is now under any administrative, civil, or criminal investigation, prosecution, or indictment, and are not party to any actions involving alleged false statements, false claims or other improprieties relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws.

3.25 Interested Party Transactions. Except as set forth in Schedule 3.25 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Schedule 3.20(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.25. The Company and the Company Subsidiaries have not, since the date of formation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

3.26 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.27 Brokers. Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to BLAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to BLAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to BLAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF COMPANY STOCKHOLDERS

Each Company Stockholder, upon their execution of a Joinder, and on a several and not joint and several basis, represents and warrants to BLAC as follows:

4.01 Ownership of Company Common Stock. Each share of Company Common Stock owned by such Company Stockholder is owned free and clear of all Liens, options, rights of first refusal and limitations on such Company Stockholder’s voting rights, other than transfer restrictions under applicable securities laws and the Company’s organizational documents.

4.02 Organization and Authority. If such Company Stockholder is a corporation or other organization, such Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Company Stockholder has all necessary power and authority to execute and deliver the Joinder, to perform its obligations thereunder and hereunder and to consummate the Transactions. The execution and delivery of the Joinder by the Company Stockholder and the consummation by the Company Stockholder of the Transactions have been duly and validly authorized by all necessary individual or corporate action, as applicable, and no other individual or corporate proceedings, as applicable, on the part of the Company Stockholder are necessary to authorize the Joinder or to consummate the Transactions. Such Company Stockholder’s Joinder has been duly and validly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by BLAC, constitutes a legal, valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms, except as limited by the Remedies Exception.

4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of the Joinder by such Company Stockholder does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.03(a) of the Company Disclosure Schedule, the performance of the Joinder by such Company Stockholder will not (i) if such Company Stockholder is a corporation or other organization, conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents, (ii) conflict with or violate any Law applicable to such Company Stockholder.

(b) The execution and delivery of the Joinder by such Company Stockholder does not, and the performance of the Joinder by such Company Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

4.04 Litigation. There are no Actions pending or, to the knowledge of such Company Stockholder, threatened, brought by or against such Company Stockholder or their real or personal property or assets affecting such Company Stockholder’s ability to consummate the Transactions.

4.05 Broker. Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Company Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF BLAC

Except as set forth in the BLAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such BLAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a BLAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), and Section 5.04 (Authority Relative to This Agreement)), BLAC hereby represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) BLAC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a BLAC Material Adverse Effect.

(b) BLAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Certificate of Incorporation and Bylaws. BLAC has heretofore furnished to the Company complete and correct copies of the BLAC Organizational Documents. The BLAC Organizational Documents are in full force and effect. BLAC is not in violation of any of the provisions of the BLAC Organizational Documents.

5.03 Capitalization.

(a) The authorized capital stock of BLAC consists of (i) 100,000,000 shares of BLAC Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“BLAC Preferred Stock”). As of the Amendment Date (i) 4,041,221 shares of BLAC Common Stock are issued and outstanding (which includes 1,886,221 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of BLAC Common Stock are held in the treasury of BLAC, (iii) 7,330,000 BLAC Warrants are issued and outstanding, (iv) 7,330,000 shares of BLAC Common Stock are reserved for future issuance pursuant to the BLAC Warrants, (v) 7,330,000 BLAC Rights are issued and outstanding, and (vi) 733,000 shares of BLAC Common Stock are reserved for future issuance pursuant to the BLAC Rights. As of the Amendment Date, there are no shares of BLAC Preferred Stock issued and outstanding. Each BLAC Warrant is exercisable for one share of BLAC Common Stock at an exercise price of $11.50 per share, exercisable 30 days after consummation of the Share Exchange. Each BLAC Right entitles the holder thereof to receive one-tenth (1/10) of a share of BLAC Common Stock upon the consummation of the Share Exchange.

(b) All outstanding BLAC Units, shares of BLAC Common Stock, BLAC Warrants and BLAC Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the BLAC Organizational Documents.

(c) The Aggregate Participating Consideration being delivered by BLAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the BLAC Organizational Documents. The Aggregate Participating Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d) Except for securities issued pursuant to the PIPE Subscription Agreements, securities issued by BLAC as permitted by this Agreement and the BLAC Warrants and BLAC Rights, BLAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of BLAC or obligating BLAC to issue or sell any shares of capital stock of, or other equity interests in, BLAC. All shares of BLAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither BLAC nor any subsidiary of BLAC is a party to, or otherwise bound by, and neither BLAC nor any subsidiary of BLAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. BLAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of BLAC Common Stock or any of the equity interests or other securities of BLAC or any of its subsidiaries. There are no outstanding contractual obligations of BLAC to repurchase, redeem or otherwise acquire any shares of BLAC Common Stock. There are no outstanding contractual obligations of BLAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Consents. BLAC has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by BLAC and the consummation by BLAC of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of BLAC are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Business Combination, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of BLAC Common Stock, and (b) with respect to the issuance of BLAC Common Stock and the amendment and restatement of the BLAC Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of BLAC Common Stock). This Agreement has been duly and validly executed and delivered by BLAC and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of BLAC, enforceable against BLAC in accordance with its terms subject to the Remedies Exceptions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by BLAC does not, and the performance of this Agreement by BLAC will not, (i) conflict with or violate the BLAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to BLAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of BLAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BLAC is a party or by which BLAC or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a BLAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by BLAC do not, and the performance of this Agreement by BLAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent BLAC from performing its material obligations under this Agreement.

5.06 Compliance. BLAC is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to BLAC or by which any property or asset of BLAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BLAC is a party or by which BLAC or any property or asset of BLAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a BLAC Material Adverse Effect. BLAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority necessary for BLAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) BLAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 13, 2023, together with any amendments, restatements or supplements thereto (collectively, the “BLAC SEC Reports”). BLAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by BLAC with the SEC to all agreements, documents and other instruments that previously had been filed by BLAC with the SEC and are currently in effect. As of their respective dates, the BLAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of BLAC has filed with the SEC on a timely basis all documents required with respect to BLAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the BLAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of BLAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). BLAC has no off-balance sheet arrangements that are not disclosed in the BLAC SEC Reports. No financial statements other than those of BLAC are required by GAAP to be included in the consolidated financial statements of BLAC.

(c) Except as and to the extent set forth in the BLAC SEC Reports, BLAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of BLAC’s business.

(d) Except as and to the extent set forth in the BLAC SEC Reports, BLAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) BLAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to BLAC and other material information required to be disclosed by BLAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to BLAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as and to the extent set forth in the BLAC SEC Reports, such disclosure controls and procedures are effective in timely alerting BLAC principal executive officer and principal financial officer to material information required to be included in BLAC’s periodic reports required under the Exchange Act.

(f) BLAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that BLAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. BLAC has no knowledge of any fraud or whistle-blower allegations, whether material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of BLAC. Except as and to the extent set forth in the BLAC SEC Reports, since February 13, 2023, there have been no material changes in BLAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by BLAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of BLAC. BLAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Except as and to the extent set forth in the BLAC SEC Reports, neither BLAC (including any employee thereof) nor BLAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by BLAC, (ii) any fraud, whether or not material, that involves BLAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by BLAC, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the Execution Date, there are no outstanding SEC comments from the SEC with respect to the BLAC SEC Reports. To the knowledge of BLAC, none of the BLAC SEC Reports filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

5.08 Absence of Certain Changes or Events; Transactions with Affiliates. Since December 31, 2023, except as expressly contemplated by this Agreement, (a) BLAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any BLAC Material Adverse Effect. Except as disclosed in the BLAC SEC Reports, there are no agreements between BLAC, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of BLAC, on the other hand.

5.09 Absence of Litigation. There is no Action pending or, to the knowledge of BLAC, threatened against BLAC, or any property or asset of BLAC before any Governmental Authority. Neither BLAC nor any material property or asset of BLAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of BLAC, continuing investigation by, any Governmental Authority.

5.10 BLAC M&A Committee and BLAC Board Approval; Vote Required.

(a) The BLAC M&A Committee has duly recommended to the BLAC Board that this Agreement and the transactions contemplated by this Agreement are fair and in the best interests of BLAC and its stockholders.

(b) The BLAC Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of BLAC and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the stockholders of BLAC approve and adopt this Agreement and the Business Combination, and directed that this Agreement and the Business Combination, be submitted for consideration by the stockholders of BLAC at the BLAC Stockholders’ Meeting.

(c) The only vote of the holders of any class or series of capital stock of BLAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of BLAC Common Stock.

5.11 Brokers. Except for Chardan Capital Markets, LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BLAC.

5.12 BLAC Trust Fund. As of the Execution Date, BLAC has no less than $5,000,001 in the trust fund established by BLAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 7, 2023, between BLAC and the Trustee, as amended by the First Amendment thereto dated as of November 10, 2023 (the “Trust Agreement”). The Trust Agreement has not been amended or modified (except by the First Amendment described in the prior sentence) and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. BLAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by BLAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between BLAC and the Trustee that would cause the description of the Trust Agreement in the BLAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of BLAC, that would entitle any person (other than stockholders of BLAC who shall have elected to redeem their shares of BLAC Common Stock pursuant to the BLAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the BLAC Organizational Documents. As of the Execution Date, there are no Actions pending or, to the knowledge of BLAC, threatened in writing with respect to the Trust Account. Upon consummation of the Business Combination and notice thereof to the Trustee pursuant to the Trust Agreement, BLAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to BLAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of BLAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of BLAC who shall have exercised their Redemption Rights; (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to BLAC in connection with its efforts to effect the Business Combination (including deferred fees owed by BLAC to Chardan Capital Markets, LLC pursuant to that certain Underwriting Agreement, dated February 9, 2023, among Chardan Capital Markets, LLC, as representative of the several underwriters thereto and BLAC). As of the Execution Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, BLAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to BLAC at the Effective Time.

5.13 Employees. Other than any officers as described in the BLAC SEC Reports, BLAC has never employed any employees or retained any contractors or consultants. Other than reimbursement of any out-of-pocket expenses incurred by BLAC’s officers and directors in connection with activities on BLAC’s behalf in an aggregate amount not in excess of the amount of cash held by BLAC outside of the Trust Account, BLAC has no unsatisfied material liability with respect to any employee, officer, or director. BLAC has never and do not currently maintain, sponsor, contribute to or have any liability, actual or contingent, under any employment agreement, or any employee benefit plan, nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, sick pay, and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement by BLAC nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of BLAC, (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by BLAC, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of BLAC for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

5.14 Taxes.

(a) BLAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by Law to be filed by it as of the Execution Date and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes required by Law to be paid that are shown as due on such filed Tax Returns and any other material Taxes that BLAC are otherwise required by Law to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains outstanding; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding, in each case, in respect of a material amount of Taxes or material Tax matters pending or threatened in writing by a Governmental Authority, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of BLAC, for any material Taxes of BLAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) BLAC is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) BLAC will not be required by Law to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) BLAC has not been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return.

(e) BLAC has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) BLAC (i) has no request for a ruling in respect of Taxes pending between BLAC, on the one hand, and any Tax authority, on the other hand, or (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) BLAC has not in any year for which the applicable statute of limitations remains open distributed stock of another person, and has not had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) BLAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

5.15 Listing. The issued and outstanding BLAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLACU”. The issued and outstanding shares of BLAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLAC”. The issued and outstanding BLAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLACW”. The issued and outstanding BLAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLACR”. As of the Execution Date, there is no Action pending or, to the knowledge of BLAC, threatened in writing against BLAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the BLAC Units, the shares of BLAC Common Stock, the BLAC Warrants, the BLAC Rights, or terminate the listing of BLAC on Nasdaq. None of BLAC or any of its affiliates has taken any action in an attempt to terminate the registration of the BLAC Units, the shares of BLAC Common Stock, the BLAC Warrants or the BLAC Rights under the Exchange Act.

5.16 BLAC’s Investigation and Reliance. BLAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by BLAC together with expert advisors, including legal counsel, that they have engaged for such purpose. BLAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. BLAC is not relying on any statement, representation, or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to BLAC or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to BLAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.17 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the BLAC SEC Reports and any schedule to this Article V), BLAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to BLAC, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, BLAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither BLAC nor any other person on behalf of BLAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of BLAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE VI

CONDUCT OF THE BUSINESS PENDING THE BUSINESS COMBINATION

6.01 Conduct of Business by the Company Pending the Business Combination.

(a) The Company agrees that, between the Execution Date and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (2) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), unless BLAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice;

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and Contingent Workers of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations;

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, and (2) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the Execution Date and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of BLAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its articles of incorporation or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or Contingent Worker of the Company as of the Execution Date, other than increases in base compensation of employees in the ordinary course of business that do not exceed 20% of base compensation, individually or in the aggregate, and increases required by the terms of a Plan or applicable Law, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, or (D) terminate or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $100,000;

(vii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the Execution Date and reflected on Schedule 3.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the Execution Date, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(viii) adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Standards;

(x) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xii) make any alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(xiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

6.02 Conduct of Business by BLAC Pending the Business Combination. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the PIPE Subscription Agreements, consummating the PIPE Investment, and as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), BLAC agrees that from the Execution Date until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of BLAC shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the PIPE Subscription Agreements and consummating the PIPE Investment), or in connection with the terms and conditions of, the PIPE Subscription Agreements, or as required by applicable Law (including any COVID-19 Measures as may be requested or compelled by any Governmental Authority), BLAC shall not, between the Execution Date and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the BLAC Organizational Documents or form any subsidiary of BLAC;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the BLAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the BLAC Common Stock, BLAC Warrants or BLAC Rights except for redemptions from the Trust Fund that are required pursuant to the BLAC Organizational Documents;

(d) other than pursuant to the PIPE Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of BLAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BLAC;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by this Agreement);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BLAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the Execution Date, as agreed to by its independent accountants;

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of BLAC;

(k) amend the Trust Agreement or any other agreement related to the Trust Account;

(l) (i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director;

(m) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

6.03 Claims against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and BLAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against BLAC or any other person (a) for legal relief against monies or other assets of BLAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against BLAC (or any successor entity) in the event this Agreement is terminated for any reason and BLAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, BLAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event BLAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, BLAC (with the assistance and cooperation of the Company as reasonably requested by BLAC) shall prepare and file with the SEC a proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of BLAC for the meeting of BLAC’s stockholders (the “BLAC Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Business Combination, (2) the second amended and restated BLAC Certificate of Incorporation, (3) the Equity Plan, (4) the election of the Initial Post-Closing BLAC Directors to serve as the members of the BLAC Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified, and (5) any other proposals the Parties deem necessary to effectuate the Business Combination (collectively, the “BLAC Proposals”). The Company shall furnish all information concerning the Company and the Company Subsidiaries as BLAC may reasonably request in connection with the preparation of the Proxy Statement. BLAC and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement, (iii) to keep the Proxy Statement current as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Proxy Statement, BLAC shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of BLAC Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after the Proxy Statement has been resolved of all comments from the SEC, each of the Company and BLAC shall mail the Proxy Statement to their respective stockholders. Each of BLAC and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement, will be made by BLAC without the approval of the Company (such approval not to be unreasonably withheld, conditioned, or delayed). BLAC will advise the Company, promptly after they receive notice thereof, of the time when the Proxy Statement has been resolved of all SEC comments or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the BLAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of BLAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendments or supplements filed in response thereto.

(c) BLAC represents that the information supplied by BLAC for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BLAC, (ii) the time of the BLAC Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to BLAC or its officers or directors, should be discovered by BLAC which should be set forth in an amendment or a supplement to the Proxy Statement, BLAC shall promptly inform the Company. All documents that BLAC is responsible for filing with the SEC in connection with the Business Combination or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BLAC, (ii) the time of the BLAC Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform BLAC. All documents that the Company is responsible for filing with the SEC in connection with the Business Combination or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

7.02 BLAC Stockholders’ Meetings.

(a) BLAC shall call and hold the BLAC Stockholders’ Meeting as promptly as practicable after the date on which the Proxy Statement becomes effective for the purpose of voting solely upon the BLAC Proposals, and BLAC shall use its reasonable best efforts to hold the BLAC Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement has been resolved of all comments from the SEC (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of BLAC). BLAC shall use its reasonable best efforts to obtain the approval of the BLAC Proposals at the BLAC Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the BLAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The BLAC Board shall recommend to its stockholders that they approve the BLAC Proposals and shall include such recommendation in the Proxy Statement.

7.03 Minimum Participation by Company Stockholders. The Company shall use its best efforts to cause the holders of (a) at least 60% of the Company Fully Diluted Share Amount to execute Participating Stockholder Joinders to this Agreement and become Participating Company Stockholders on or prior to the Closing, and (b) 100% of the Company Fully Diluted Share Amount to execute Joinders to this Agreement prior to the Closing.

7.04 Access to Information; Confidentiality.

(a) From the Execution Date until the Effective Time, the Company and BLAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor BLAC shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law including COVID-19 Measures or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated March 30, 2023 (the “Confidentiality Agreement”), between BLAC and the Company.

7.05 Exclusivity.

(a) From the Execution Date and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company equal to 5% or more of the Company’s assets or to which 5% or more of the Company’s revenues or earnings are attributable, (2) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities representing 5% or more of the combined voting power of the Company, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of the Company, other than with BLAC and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the Execution Date executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him, or her prior to the Execution Date. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide BLAC with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

7.06 Employee Benefit Matters.

(a) BLAC and the Company shall cooperate to establish an equity incentive award plan, wherein BLAC, upon consummation of the Business Combination, may grant cash and equity incentive awards and compensation to management and eligible service providers, with an initial award pool of BLAC Common Stock equal to the lesser of twenty percent of the shares of BLAC Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) or 6,300,000 shares of BLAC Common Stock, which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on each January 1st that occurs within the ten year period following shareholder approval of such plan by an amount equal to three percent of the shares of BLAC Common Stock outstanding as of 12:01 a.m. (Eastern Time) on such date, and which plan shall be effective at and after the Closing (the “Equity Plan”).

(b) The provisions of this Section 7.06 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employees or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company or BLAC, and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification, or termination.

7.07 Notification of Certain Matters. The Company shall give prompt notice to BLAC, and BLAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the Execution Date and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 and Section 4.03 necessary for the consummation of the Transactions and to fulfill the conditions to the Business Combination. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings, or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of BLAC and the Company. Thereafter, between the Execution Date and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of BLAC and the Company shall each consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Business Combination or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Furthermore, nothing contained in this Section 7.09 shall prevent BLAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

7.10 Tax Matters. To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of BLAC and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to BLAC or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of BLAC or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to BLAC or any owners thereof, Tax advisors for BLAC will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

7.11 Stock Exchange Listing. BLAC will use its reasonable best efforts to cause the Aggregate Participating Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the Execution Date until the Closing, BLAC shall use its reasonable best efforts to keep the BLAC Units, BLAC Common Stock, BLAC Warrants and BLAC Rights listed for trading on Nasdaq.

7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take any other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as reasonably practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Parties or their affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

7.13 Trust Account. As of the Effective Time, the obligations of BLAC to dissolve or liquidate within a specified time period as contained in BLAC’s Certificate of Incorporation will be terminated and BLAC shall have no obligation whatsoever to dissolve and liquidate the assets of BLAC by reason of the consummation of the Business Combination or otherwise, and no stockholder of BLAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, BLAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to BLAC (to be held as available cash on the balance sheet of BLAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Section 16 Matters. Prior to the Closing, BLAC shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of BLAC Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the post-closing company, to be exempt under Rule 16b-3 under the Exchange Act. BLAC shall provide such individuals with copies of any resolutions proposed to be adopted by the BLAC Board in connection with the foregoing prior to such adoption.

ARTICLE VIII

CONDITIONS TO THE BUSINESS COMBINATION

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, BLAC and the Company Stockholders to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) BLAC Stockholders’ Approval. The BLAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of BLAC in accordance with the Proxy Statement, the DGCL, the BLAC Organizational Documents and the rules and regulations of Nasdaq.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Business Combination, illegal or otherwise prohibiting consummation of the Transactions, including the Business Combination.

(c) Regulatory Filings, Approvals and Waiting Periods. All required regulatory filings and approvals in the United States and outside the United States, including under the HSR Act, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Consents. All consents, approvals and authorizations set forth on Schedule 3.05(a) and Section 4.03 of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(e) Stock Exchange Listing. The shares of BLAC Common Stock shall be listed on Nasdaq as of the Closing Date.

8.02 Conditions to the Obligations of BLAC. The obligations of BLAC to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement), Section 3.27 (Brokers) and the representations and warranties of each Company Stockholder in Article IV shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company and each Participating Company Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to BLAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the Execution Date and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors as per Section 2.08 hereof, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Lock-Up Agreements. The Company has delivered, or has caused to be delivered, to BLAC the Lock-Up Agreements duly executed by such holders of the Company Common Stock as agreed between BLAC and the Company within 60 days from the date of execution of this Agreement; provided, however, in the event all such holders of the Company Common Stock outstanding as of immediately prior to the Effective Time do not execute the Lock-Up Agreements delivered to BLAC, this condition shall be deemed to be satisfied if (i) none of such non-executing stockholders hold Company Common Stock in excess of 1% of the Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the aggregate number of shares of Company Common Stock held by all non-executing stockholders is less than 10% of the outstanding Company Common Stock immediately prior to the Effective Time.

(g) Joinders. The Company has delivered, or cause to be delivered, to BLAC (i) Participating Stockholder Joinders duly executed by Participating Company Stockholders holding at least 60% of the Company Fully Diluted Share Amount, (ii) and Non-Participating Stockholder Joinders executed by each of the Non-Participating Company Stockholders.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to BLAC a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by BLAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) Fairness Opinion. The BLAC M&A Committee shall have received an opinion from an advisor engaged by the BLAC M&A Committee that the Transactions are fair, from a financial point of view, to BLAC and its stockholders.

8.03 Conditions to the Obligations of the Company and the Company Stockholders. The obligations of the Company and the Company Stockholders to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of BLAC contained in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement), and Section 5.11 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “BLAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of BLAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “BLAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a BLAC Material Adverse Effect.

(b) Agreements and Covenants. BLAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with, by it on or prior to the Effective Time.

(c) Officer Certificate. BLAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of BLAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), and Section 8.03(d).

(d) Material Adverse Effect. No BLAC Material Adverse Effect shall have occurred between the Execution Date and the Closing Date.

(e) Stock Exchange Listing. A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Aggregate Participating Consideration.

(f) Lock-Up Agreements. BLAC shall have delivered a copy of the Lock-Up Agreements duly executed by BLAC.

(g) Minimum Available Cash Condition. The (i) amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, plus (ii) all other cash and cash equivalents of BLAC, plus (iii) the aggregate amount of cash proceeds received from the PIPE Investment prior to or substantially concurrently with the Closing (without, for the avoidance of doubt, taking into consideration any transaction fees, costs and expenses paid or required to be paid by BLAC prior to the Closing), shall be equal to or greater than $5,000,001.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated, and the Business Combination and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or BLAC, as follows:

(a) by mutual written consent of BLAC and the Company; or

(b) by either BLAC or the Company if the Effective Time shall not have occurred on or prior to November 14, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either BLAC or the Company if any Governmental Authority, including in the United States or the Republic of Korea, shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Business Combination, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Business Combination; or

(d) by either BLAC or the Company if any of the BLAC Proposals shall fail to receive the requisite vote for approval at the BLAC Stockholders’ Meeting; or

(e) by BLAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that BLAC has not waived such Terminating Company Breach and BLAC is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, BLAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by BLAC to the Company; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of BLAC set forth in this Agreement, or if any representation or warranty of BLAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating BLAC Breach”); provided that the Company has not waived such Terminating BLAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating BLAC Breach is curable by BLAC, the Company may not terminate this Agreement under this Section 9.01(f) for so long as BLAC continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to BLAC.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto, except as set forth in this Section 9.02, Article IX, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party hereto.

9.03 Expenses. Except as set expressly set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Business Combination or any other Transaction is consummated except that BLAC and the Company shall each pay one half of all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

9.04 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

9.05 Waiver. At any time prior to the Effective Time, (a) BLAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of BLAC, (ii) waive any inaccuracy in the representations and warranties of BLAC contained herein or in any document delivered by BLAC pursuant hereto, and (iii) waive compliance with any agreement of BLAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

If to BLAC:

Bellevue Life Sciences Acquisition Corp.

10900 NE 4th Street, Suite 2300

Bellevue, WA 98004

Attention:   Jin Whan Park and Kuk Hyoun Hwang

Email:    [**] and [**]

with a copy to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

USA

Attention:   Gary Kocher and Adam Heyd

Phone:      (206) 579-0092

        (206) 370-6656

Email:     gary.kocher@klgates.com

       adam.heyd@klgates.com

If to the Company:

OSR Holdings, Ltd.

37-36 Hoedong-gil, B 3F Paju-si, Gyeonggi-do

Republic of Korea

Attention:   Sung Jae Yoo, COO

Email:    [**]

with a copy to:

Baker McKenzie KL Partners

17th Floor, East Wing, Signature Tower, 100 Cheonggyecheon–ro,

Jung–gu, Seoul, Korea 04542

Attention: Seong Hoon (Sean) Yi and Seung Wook Kim

Phone:      +82 02-6226-7703

         +82 02-6226-7753

Email:     seonghoon.yi@bakermckenziekorea.com

       sunguk.kim@bakermckenziekorea.com

If to any Company Stockholder, to the address indicated on such Company Stockholder’s Joinder.

10.02 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements, and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09 Counterparts. This Agreement may be executed and delivered electronically, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Business Combination) in accordance with the provisions of Section 10.06 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, BLAC and the Company have caused this Amended and Restated Business Combination Agreement to be executed as of the date set forth below (the “Amendment Date”) by their respective officers thereunto duly authorized.

Dated: May 23, 2024

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

By:	/s/ Radclyffe Roberts
Name: Radclyffe Roberts
Title: BLAC M&A Committee Member

OSR HOLDINGS CO., LTD.

By:	/s/ Sung Jae Yu
Name: Sung Jae Yu
Title: Chief Operating Officer

[Signature page to Amended and Restated Business Combination Agreement]

EXHIBIT A

Form of Participating Stockholder Joinder

EXHIBIT B

Form of Non-Participating Stockholder Joinder